Exhibit 99.1

U.S. Silica Holdings, Inc. Announces Results for the Third Quarter 2012

Achieves Record Performance in Volume, Revenue and Adjusted EBITDA.

Revenue of $115.9 Million, Adjusted EBITDA of $37.5 Million and Net Income of $18.8 Million.

Frederick, MD, November 1, 2012 (BUSINESS WIRE) – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $18.8 million, or $0.36 per basic and diluted share for the quarter ended September 30, 2012, compared with net income of $10.3 million, or $0.21 per basic and diluted share for the same period in 2011.

Summary Financial and Operating Data

($ in millions, except statistics and per share)	Three Months Ended September 30,
	2012	2011
Key Operating Statistics:
Tons Sold: (000s)
Oil & Gas	769.0	458.8
Industrial & Specialty Products	1,115.1	1,119.5

Total	1,884.1	1,578.3

Income:
Revenue	$115.9	$73.5
Contribution Margin	$48.4	$29.4
% Margin	41.8%	40.0%
Adjusted EBITDA (a)	$37.5	$23.2
% Margin	32.4%	31.6%
Net Income	$18.8	$10.3
EPS, Basic	$0.36	$0.21
EPS, Diluted	$0.36	$0.21

(a)	A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most comparable GAAP measure, and other important information appears on page 6.

Bryan Shinn, President and Chief Executive Officer, said, “For the third quarter of 2012, U.S. Silica achieved record performance in volume, revenue and Adjusted EBITDA, exceeding the high end of the guidance that we provided in our last earnings release. Our performance demonstrates the power of U.S. Silica’s business model – which balances the upside growth potential in unconventional drilling with stable industrial markets.”

The Company reported third quarter 2012 revenues of $115.9 million, an increase of $42.4 million, or 58% from the $73.5 million reported for the same period in 2011. Overall sales volume increased to nearly 1.9 million tons, or 19% above the prior year sales volume of 1.6 million tons.

The Oil and Gas Proppants segment was the primary driver of year-over-year revenue growth. Third quarter Oil and Gas revenues were $64.5 million – up 166% compared to third quarter of 2011. The

Company sold 769.0 thousand tons of sand into the Oil and Gas services markets, which produced $34.2 million in contribution margin for the third quarter, compared to nearly 458.8 thousand tons and a contribution margin of $15.6 million in the third quarter of 2011.

Third quarter Industrial and Specialty Products segment revenues were $51.3 million, a year-over-year increase of 4%. The ISP segment sold 1.1 million tons and delivered $14.2 million in contribution margin, compared to 1.1 million tons and a contribution margin of $13.7 million in the third quarter of 2011.

SG&A expense was $10.1 million for the third quarter of 2012 compared to $5.2 million for the third quarter of 2011. The increase continues to be driven by additional staffing to support our growth and the administrative requirements of a public company.

Adjusted EBITDA for the third quarter of 2012 was $37.5 million, an increase of 62% compared to $23.2 million for the third quarter of 2011.

Capital Update

As of September 30, 2012, we had $93.0 million of cash and cash equivalents and $23.8 million available under our credit facilities. Our total outstanding long-term debt was $260.0 million. Capital spending for the first three quarters of 2012 was $74.9 million.

In June 2012, we announced a stock repurchase program of up to $25 million over the next 18 months. As of the end of the third quarter, we had repurchased 100,000 shares under the program for $1.1 million, and we are treating these shares as treasury stock.

Outlook and Guidance

The Company expects full year revenues of approximately $423 million to $433 million and Adjusted EBITDA of $144 million to $148 million.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, November 2, 2012 at 11:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan A. Shinn, President and Chief Executive Officer, and William A. White, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 402328. A replay of the conference call will be available for approximately two weeks following the call. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto U.S. Silica’s website at www.ussilica.com in the Investor Relation section. A replay of the webcast will also be available for approximately two weeks following the call.

About U.S. Silica Holdings, Inc.

U.S. Silica Holdings, Inc., a Delaware corporation, is the second largest domestic producer of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The Company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 200 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, MD.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. Silica Holdings, Inc.,

Investor Relations

(855) SILICA-7 (855-745-4227)

IR@ussilica.com

U.S. SILICA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
	2012	2011
	(in thousands, except per share amounts)
Sales	$115,885	$73,453
Cost of goods sold (excluding depreciation, depletion and amortization)	69,706	45,241
Operating expenses
Selling, general and administrative	10,135	5,215
Advisory fees to parent	—	313
Depreciation, depletion and amortization	5,968	5,295

	16,103	10,823

Operating income	30,076	17,389
Other (expense) income
Interest expense	(3,326)	(3,832)
Early extinguishment of debt	—	—
Other income, net, including interest income	348	197

	(2,978)	(3,635)

Income before income taxes	27,098	13,754
Income tax (expense) benefit	(8,302)	(3,412)

Net income	$18,796	$10,342

Earnings per share:
Basic	$0.36	$0.21
Diluted	$0.36	$0.21

U.S. SILICA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$93,010	$59,199
Accounts receivable, net	59,471	46,600
Inventories	36,228	29,307
Prepaid expenses and other current assets	8,599	8,561
Deferred income tax, net	11,171	28,007
Income tax receivable	—	3,895

Total current assets	208,479	175,569

Property, plant and mine development, net	393,756	336,788
Debt issuance costs, net	2,215	1,291
Goodwill	68,403	68,403
Trade names	10,436	10,436
Customer relationships, net	6,634	6,942
Other assets	7,266	6,367

Total assets	$697,189	$605,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$6,498	$5,588
Accounts payable	39,598	36,579
Accrued liabilities	9,415	9,875
Accrued interest	120	1,659
Current portion of long-term debt	6,364	6,364
Income tax payable	10,197	—
Current portion of deferred revenue	6,118	10,393

Total current liabilities	78,310	70,458

Long-term debt	253,600	255,425
Note payable to parent	—	15,000
Liability for pension and other post-retirement benefits	47,630	52,078
Deferred revenue	946	2,128
Deferred income tax, net	64,813	75,915
Other long-term obligations	13,702	12,858

Total liabilities	459,001	483,862

Commitments and contingencies

Stockholders’ Equity:
Common stock	529	500
Preferred stock	—	—
Additional paid-in capital	162,911	103,757
Retained earnings	87,398	30,038
Treasury stock, at cost	(1,050)	—
Accumulated other comprehensive loss	(11,600)	(12,361)

Total stockholders’ equity	238,188	121,934

Total liabilities and stockholders’ equity	$697,189	$605,796

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA.

	Three Months Ended September 30,
	2012	2011
	(in thousands)

Net income	$18,796	$10,342
Total interest expense, net of interest income	3,276	3,823
Provision for taxes (benefit)	8,302	3,412
Total depreciation, depletion and amortization expenses	5,968	5,295

EBITDA	36,342	22,872
Non-recurring expenses (income)(1)	(30)	(1,295)
Permitted management fees and expenses(2)	—	312
Non-cash incentive compensation(3)	515	532
Post-employment expenses (excluding service costs)(4)	335	11
Other adjustments allowable under our existing credit agreements(5)	357	763

Adjusted EBITDA	$37,519	$23,195

(1)	Includes the gain on the sale of assets.
(2)	Includes fees and expenses paid to Golden Gate Capital for ongoing consulting and management services provided pursuant to an Advisory Agreement entered into in connection with the Golden Gate Capital Acquisition; this Advisory Agreement was terminated in connection with our IPO.
(3)	Includes vesting of incentive equity compensation issued to our employees.
(4)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period.
(5)	Reflects miscellaneous adjustments permitted under our existing credit agreements, including such items as expenses related to reviewing growth initiatives and potential acquisitions.